Exhibit 99.1

           Greene County Bancshares Announces First Quarter Earnings

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--April 20, 2004--Greene County Bancshares, Inc. (NASDAQ/NM: GCBS) today announced financial results for the quarter ended March 31, 2004. First quarter highlights, in addition to higher net income versus the same period last year, included ongoing growth in total assets, net loans, deposits and stockholders' equity.
    For the first quarter of 2004, net income increased 9% to $2,852,000 from $2,618,000 in the same period last year. On a diluted per share basis, earnings for the first quarter of 2004 totaled $0.37 on 7.7 million weighted average shares outstanding compared with $0.38 per share on 6.9 million weighted average shares outstanding in the same period in 2003. The year-over-year increase in weighted average shares outstanding reflected shares issued in connection with the November 2003 acquisition of Independent Bankshares Corporation.
    Net interest income increased 21% to $11,880,000 in the first quarter of 2004 from $9,805,000 in the year-earlier period. Net interest income after provision for loan losses rose 19% to $10,357,000 versus $8,679,000 in the same period last year. The increase in the provision for loan losses in the first quarter, to $1,523,000 from $1,126,000 in the first quarter of last year, reflected loan charge-offs as well as growth in the Company's loan portfolio. Non-performing assets represented 0.78% of total assets at March 31, 2004, compared with 0.79% at December 31, 2003, and 1.50% at March 31, 2003; the allowance for loan losses as a percentage of total loans was 1.50% at March 31, 2004, versus 1.51% at December 31, 2003, and 1.62% at March 31, 2003.
    Commenting on the first quarter results, Stan Puckett, Chairman and Chief Executive Officer, said, "Although we experienced ongoing and increased pressure on interest margins in the first quarter compared with the same period in 2003, as we anticipated, we enjoyed a successful period from the standpoint of our banking services and the continued integration of the seven branches acquired via the Independent Bankshares transaction. This acquisition, which provided us with a strong presence in the fast-growing Middle Tennessee market, contributed to the growth we witnessed in our net interest income for the quarter, as well as to our higher levels of assets, loans, and deposits for the period. However, we also posted organic growth in each of these categories, signaling what we believe are the emerging benefits of our initiatives to expand our market reach in Middle Tennessee and in Knoxville and Knox County."
    During the first quarter of 2004, the Company's total assets increased 2% to $1,130,869,000 from $1,108,522,000 at December 31,
2003, and were 25% ahead of $905,891,000 in total assets reported as of March 31, 2003. Net loans, including loans held for sale, increased 3% to $973,338,000 at March 31, 2004, from $941,207,000 at December
31, 2003, and were 28% higher than net loans, including loans held for sale, of $759,290,000 a year ago. Deposits increased 3% to $932,347,000 at March 31, 2004, from $907,115,000 at year-end 2003, and 24% from $751,234,000 at the end of the first quarter of 2003. Total shareholders' equity increased 2% to $103,924,000 at March 31, 2004, from $101,935,000 at end of 2003, and was 36% higher than total shareholders' equity of $76,474,000 at March 31, 2003.
    Annualized return on average shareholders' equity was 10.99% for the first quarter ended March 31, 2004, and 13.70% for the year-earlier period. Return on average total assets was 1.01% for the first quarter ended March 31, 2004, versus 1.19% for the prior-year period.
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $1.1 billion, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 37 branches throughout East and Middle Tennessee, one branch in western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.


                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2004         2003
                                              ----------   ----------
Interest income                               $   15,930   $   14,000
Interest expense                                   4,050        4,195
                                              ----------   ----------
Net interest income                               11,880        9,805
Provision for loan losses                          1,523        1,126
                                              ----------   ----------
Net interest income after provision for
  loan losses                                     10,357        8,679
Noninterest income                                 3,094        2,724
Noninterest expense                                8,951        7,232
                                              ----------   ----------
Income before income taxes                         4,500        4,171
Income taxes                                       1,648        1,553
                                              ----------   ----------
Net income                                    $    2,852   $    2,618
                                              ==========   ==========
Comprehensive income                          $    2,873   $    2,697
                                              ==========   ==========
Earnings per share:
   Basic                                      $     0.37   $     0.38
                                              ==========   ==========
   Diluted                                    $     0.37   $     0.38
                                              ==========   ==========
Weighted average shares:
   Basic                                           7,661        6,821
                                              ==========   ==========
   Diluted                                         7,731        6,880
                                              ==========   ==========
Dividends declared per share                  $     0.12   $     0.12
                                              ==========   ==========

                                  March 31,    Dec. 31,     March 31,
                                    2004         2003         2003
                                 ----------   ----------   ----------
Total assets                     $1,130,869   $1,108,522   $  905,891
Cash and cash equivalents            37,795       41,341       56,399
Investment securities                40,127       44,823       37,841
Loans, net (1)                      973,338      941,207      759,290
Deposits                            932,347      907,115      751,234
Shareholders' equity                103,924      101,935       76,474
Tangible shareholders'
  equity (2)                         83,108       80,965       73,725
Book value per share                  13.56        13.31        11.21
Tangible book value
  per share (2)                       10.85        10.57        10.81

(1)  Includes loans held for sale.

(2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.


    For unaudited quarterly financial statements for the first quarter ended March 31, 2004 and 2003, along with related information, click here: http://www.irinfo.com/gcbs/1q04fs.pdf or http://www.irinfo.com/gcbs/1q03fs.pdf.

    CONTACT: Greene County Bancshares, Inc.
             William F. Richmond, 423-787-1211